[LETTERHEAD OF DAVIS POLK & WARDWELL]



                                       October 5, 1995



SunAmerica Inc.
1 SunAmerica Center
Los Angeles, California 90067-6022

Ladies and Gentlemen:

               We have acted as special counsel for SunAmerica Inc., a Maryland corporation ("SunAmerica"), and SunAmerica Capital Trust II, a statutory business trust created under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the issuance by the Trust of up to 8,050,000 8.35% Trust Originated Preferred Securities (the "Preferred Securities"), the proceeds of which will be used by the Trust to acquire from SunAmerica its 8.35% Junior Subordinated Debentures due 2044 (the "Debt Securities") to be issued pursuant to the Junior Subordinated Indenture dated as of March 15, 1995 (the "Indenture") between SunAmerica and The First National Bank of Chicago, as trustee (the "Indenture Trustee") and the Second Supplemental Indenture to the Indenture to be dated as of October 11, 1995 (the "Supplemental Indenture"). The Preferred Securities and the Debt Securities have been registered under the Securities Act of 1933, as amended (the "Act"), under a Registration Statement on Form S-3 (Registration Nos. 33-62405 and 33-62405-01), as amended (the "Registration Statement"), and are being sold pursuant to a Prospectus Supplement dated October 5, 1995 (the "Prospectus Supplement") to the Prospectus for the Preferred Securities included in the Registration Statement.

               The Preferred Securities are to be issued by the Trust pursuant to an Amended and Restated Declaration of Trust (the "Amended Declaration"). The Preferred Securities are to be guaranteed by SunAmerica pursuant to a Guarantee issued under a Guarantee Agreement (the "Guarantee Agreement") to be dated as of October 11, 1995.

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

               Based on the foregoing, we are of the opinion that:

               1. Assuming that the Debt Securities and the Supplemental Indenture have been duly authorized, when (i) the Supplemental Indenture has been duly executed and delivered and (ii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and the Supplemental Indenture and duly issued and delivered by SunAmerica, the Debt Securities will constitute valid and binding obligations of SunAmerica, enforceable in accordance with their terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

               2. Assuming that the Guarantee has been duly authorized, when (i) the Guarantee Agreement has been duly executed and delivered and (ii) the Preferred Securities have been duly issued and delivered by the Trust as contemplated by the Registration Statement and the Prospectus Supplement, the Guarantee will constitute a valid and binding obligation of SunAmerica, enforceable in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

               We are members of the Bar of the State of New York and our opinion is limited to the Federal laws of the United States and the laws of the State of New York.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Taxation" in the Prospectus Supplement. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                       Very truly yours,

                                       /s/ DAVIS POLK & WARDWELL